Filed Pursuant to Rule 424(b)(3)
Registration No. 333-233703

PROSPECTUS SUPPLEMENT

(To Prospectus dated September 10, 2019)

$400,000,000

Class 2 Common Stock

This prospectus supplement amends and supplements the prospectus dated September 10, 2019. This prospectus supplement should be read together with the accompanying prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement amends only the cover page and the sections of the accompanying prospectus listed herein.

We have entered into a sales agreement with Cowen and Company, LLC, or Cowen, relating to shares of our Class 2 common stock offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the sales agreement, we may offer and sell shares of our Class 2 common stock having an aggregate offering price of up to $400,000,000 from time to time through Cowen acting as our agent. As of the date of this prospectus supplement, $159,416,327 remains available to be sold under the sales agreement.

Our Class 2 common stock is listed on the Nasdaq Global Select Market under the symbol “TLRY.” On February 24, 2021, the last reported sale price of our Class 2 common stock was $27.98 per share. The market price for our Class 2 common stock, and the market price of stock of other companies operating in the cannabis industry, has been extremely volatile. For example, during the year ended December 31, 2020, the trading price of our Class 2 common stock ranged between a low sales price of $2.43 and a high sales price of $22.95 and included single day fluctuations as high as 64%. During the period between January 1, 2021 and February 23, 2021, the trading price of our Class 2 common stock ranged between a low sales price of $8.40 and a high sales price of $67.00 and included single day fluctuations as high as 76%.

The market price of our Class 2 common stock may continue to be volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond our control. In addition, as a result of our proposed business combination with Aphria Inc., the market price for our shares of Class 2 common stock and the common shares of Aphria Inc. may be based on speculative trading of the shares of each company and merger arbitrage. The market price of our shares of Class 2 common stock may also be impacted by changes to the business prospects, financial performance and other announcements of Aphria Inc.

Sales of our Class 2 common stock, if any, under this prospectus supplement and the accompanying prospectus will be made in sales deemed to be “at the market offerings” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended, or the Securities Act. Cowen is not required to sell any specific amount of securities, but will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between Cowen and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The compensation to Cowen for sales of Class 2 common stock sold pursuant to the sales agreement will be an amount equal to 2.0% of the gross proceeds of any shares of Class 2 common stock sold under the sales agreement. We have also agreed to provide indemnification and contribution to Cowen with respect to certain liabilities, including liabilities under the Securities Act or the Securities Exchange Act of 1934, as amended.

Our business and an investment in our Class 2 common stock involve significant risks. These risks are described under the caption “Risk Factors” beginning on page 3 of the accompanying prospectus, as well as the section captioned “Risk Factors” in our most recently filed annual report on Form 10-K, our most recently filed quarterly report on Form 10-Q and any subsequent periodic report we file with the Securities and Exchange Commission, which are incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Cowen

February 25, 2021

We are responsible for the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus and any related free writing prospectus we prepare or authorize. Neither we nor Cowen has authorized anyone to provide you with different information, and we take no responsibility for any other information that others may give you. Neither we nor Cowen are making an offer of our Class 2 common stock in any jurisdiction where the offer is not permitted. The information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is only accurate as of the date of the respective documents in which the information appears. Our business, financial condition, results of operations and prospects may have changed since those dates. Information in this prospectus supplement updates and modifies the information in the accompanying prospectus.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission, or the SEC, allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement or the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of the prospectus supplement (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K) and before the sale of all the securities covered by this prospectus supplement:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which includes audited financial statements for our latest fiscal year, filed on February 19, 2021;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2019 from our definitive proxy statement on Schedule 14A, filed with the SEC on April 30, 2020;

•	our Current Reports on Form 8-K, filed on January 28, 2021, February 12, 2021, February 22, 2021 and February 25, 2021; and

•

the description of our Class  2 common stock as set forth in our registration statement on Form 8-A/A (File No. 001-38594), filed with the SEC on October 1, 2020, pursuant to Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom a prospectus supplement or the underlying prospectus is delivered, without charge upon the written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. Requests for such copies should be directed to us at the following address or phone number:

Tilray, Inc.

1100 Maughan Road

Nanaimo, BC, Canada, V9X IJ2

(844) 845-7291

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement and the accompanying prospectus. Copies of the above reports may also be accessed from our web site at ir.tilray.com. Information contained on, or that can be accessed through, our website is not a part of this prospectus supplement or the accompanying prospectus and the inclusion of our website address in this prospectus supplement and the accompanying prospectus is an inactive textual reference only.